Exhibit 99.1

Apergy Reports Fourth Quarter and Full Year 2018 Results

•	Revenue of $311 million in Q4-18, up 17% year-over-year

•	Net income of $23 million and adjusted net income of $28 million in Q4-18

•	Diluted EPS of $0.29 and adjusted diluted EPS of $0.36 in Q4-18

•	Adjusted EBITDA of $78 million in Q4-18, up 37% year-over-year with adjusted EBITDA margins improving 370 basis points to 25%

•	Full year 2018 net income of $94 million, and adjusted EBITDA of $296 million

•	Cash from operating activities of $71 million in Q4-18

•	$25 million of term loan debt repayment in Q4-18, $45 million repaid in the last two quarters of 2018

THE WOODLANDS, TX, February 18, 2019 - Apergy Corporation (“Apergy”) (NYSE: APY) today reported net income of $22.6 million in the fourth quarter of 2018, compared to net income of $61.2 million in the fourth quarter of 2017. The fourth quarter of 2017 included a net tax benefit of $49.3 million related to U.S. tax reform.

Diluted earnings per share in the fourth quarter of 2018 was $0.29 and includes after-tax charges of $5.3 million, or $0.07 per diluted share, related to spin-off and restructuring activities. Adjusted diluted earnings per share in the fourth quarter of 2018 was $0.36, an increase of 50% from $0.24 in the fourth quarter of 2017.

Revenue was $311.2 million in the fourth quarter of 2018, an increase of $46.0 million, or 17%, compared to $265.2 million in the fourth quarter of 2017, and a decrease of $5.3 million, or 2%, compared to $316.5 million in the third quarter of 2018.

Adjusted EBITDA was $77.8 million in the fourth quarter of 2018, an increase of $21.2 million, or 37%, compared to $56.6 million in the fourth quarter of 2017, and a decrease of $0.6 million, or 1%, compared to $78.4 million in the third quarter of 2018. Adjusted EBITDA margin was 25.0% in the fourth quarter of 2018, an increase of 370 basis points year-over-year and 20 basis points sequentially.

Cash from operating activities was $70.9 million in the fourth quarter of 2018, compared to $34.8 million in the fourth quarter of 2017, and $34.3 million in the third quarter of 2018. In the fourth quarter of 2018, Apergy used available cash to repay $25 million of term loan debt, as well as fund a payment of $7.7 million associated with tax liabilities incurred as part of the spin-off transaction. Apergy expects no further material payments associated with tax liabilities incurred as part of the spin-off transaction.

	Three Months Ended				Variance
(dollars in thousands, except per share amounts)	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017		Sequential	Year-over-year
Revenue	$311,202	$316,468	$265,195		(2)%	17%

Net income attributable to Apergy	$22,571	$25,263	$61,155	*	(11)%	(63)%
Diluted earnings per share attributable to Apergy	$0.29	$0.33	$0.79		(12)%	(63)%

Adjusted net income attributable to Apergy	$27,896	$28,591	$18,311		(2)%	52%
Adjusted diluted earnings per share attributable to Apergy	$0.36	$0.37	$0.24		(3)%	50%

Adjusted EBITDA	$77,759	$78,384	$56,585		(1)%	37%
Adjusted EBITDA margin	25.0%	24.8%	21.3%		20 bps	370 bps

Net cash provided by operating activities	$70,868	$34,318	$34,845		$36,550	$36,023
Capital expenditures	$15,035	$13,945	$7,209		$1,090	$7,826
* Three months ended Dec. 31, 2017 includes a $49.3 million net tax benefit related to U.S. tax reform, and lower interest prior to Apergy’s spin-off into a separate public company.

“In spite of declining oil prices and increasing macroeconomic uncertainty, we executed well in the fourth quarter,” said Sivasankaran “Soma” Somasundaram, President and Chief Executive Officer. “Our strong execution, combined with our differentiated product offering, allowed us to exceed the top-end of our fourth quarter adjusted EBITDA guidance range by approximately $3 million.

“On a year-over-year basis, our Production & Automation Technologies segment fourth quarter revenue increased 15%, powered by our high quality artificial lift portfolio and the ongoing adoption of our digital technologies. Compared to the year ago period, our Drilling Technologies segment revenue increased 24%, or approximately two and half times the increase in the worldwide rig count. Growth in this segment was driven by continued customer demand for our technologically advanced polycrystalline diamond cutters and steadily increasing bearings adoption.

“During the fourth quarter, we generated strong cash from operating activities of $71 million, and repaid $25 million of term loan debt. Our continued focus on cash flow generation, combined with our disciplined capital management, allowed us to repay $45 million of debt during the last two quarters of 2018.

“This past year was a transformational year for Apergy. We established Apergy as a strong stand-alone publicly traded company and delivered solid financial results. In addition, we positioned Apergy for continued success through solid progress on our growth initiatives and further expanding our competitive moats.

“As we look into 2019, we believe that traction on our growth initiatives and solid cash generation will help us to achieve differentiated performance in the market. We expect our growth will moderate in the first quarter of 2019 driven by slower market activity in the beginning of the quarter. Accordingly, our outlook for the first quarter of 2019 is consolidated adjusted EBITDA between $69 and $73 million, which at the mid-point is an increase of 11% from the first quarter of 2018. The first quarter of 2018 did not include incremental stand-alone corporate costs. We expect market activity to progressively improve through 2019 resulting in another year of strong results.”

	Three Months Ended			Variance
(dollars in thousands)	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017	Sequential	Year-over-year
Production & Automation Technologies
Revenue	$235,364	$241,214	$204,206	(2)%	15%
Operating profit	$18,646	$24,257	$466	(23)%	N/M
Operating profit margin	7.9%	10.1%	0.2%	(220) bps	770 bps
Adjusted segment EBITDA	$50,469	$51,523	$37,162	(2)%	36%
Adjusted segment EBITDA margin	21.4%	21.4%	18.2%	0 bps	320 bps

Drilling Technologies
Revenue	$75,838	$75,254	$60,989	1%	24%
Operating profit	$26,882	$26,209	$19,250	3%	40%
Operating profit margin	35.4%	34.8%	31.6%	60 bps	380 bps
Adjusted segment EBITDA	$29,540	$28,926	$22,252	2%	33%
Adjusted segment EBITDA margin	39.0%	38.4%	36.5%	60 bps	250 bps
N/M - not meaningful.

Production & Automation Technologies

In the fourth quarter of 2018, Production & Automation Technologies revenue increased $31.2 million, or 15%, year-over-year driven by volume and growth initiatives in our artificial lift products and strong adoption of our digital products. Revenue from digital products was $32.5 million in the fourth quarter of 2018, an increase of $11.6 million, or 56%, compared to $20.9 million in the fourth quarter of 2017. Segment operating profit increased $18.2 million year-over-year. Adjusted segment EBITDA increased $13.3 million, or 36%, year-over-year primarily driven by revenue growth and cost discipline, with adjusted segment EBITDA margin expanding to 21.4% from 18.2% in the prior year period.

On a sequential basis, revenue decreased $5.9 million, or 2%, primarily due to expected seasonally lower artificial lift volume and lower spending by customers in the quarter. Segment operating profit decreased $5.6 million, or 23%, due to lower revenue and $1.9 million of higher restructuring costs. Adjusted segment EBITDA decreased $1.1 million, or 2%, sequentially due to the seasonably lower revenue.

Drilling Technologies

In the fourth quarter of 2018, Drilling Technologies revenue increased $14.8 million, or 24%, year-over-year as a result of increased worldwide rig count and continued diamond bearings growth. Year-over-year, segment operating profit increased $7.6 million, or 40%, and adjusted segment EBITDA increased by $7.3 million, or 33%, as a result of increased volume combined with focused cost discipline.

On a sequential basis, revenue increased by $0.6 million, or 1%. Segment operating profit increased $0.7 million, or 3%, sequentially. Adjusted segment EBITDA increased by $0.6 million, or 2%, due to productivity initiatives during the quarter.

Full Year 2018 Results Summary

	Twelve Months Ended
(dollars in thousands, except per share amounts)	Dec. 31, 2018	Dec. 31, 2017		Variance
Revenue	$1,216,646	$1,010,466		20%

Net income attributable to Apergy	$94,041	$111,734	*	(16)%
Diluted earnings per share attributable to Apergy	$1.21	$1.43		(15)%

Adjusted net income attributable to Apergy	$112,006	$74,046		51%
Adjusted diluted earnings per share attributable to Apergy	$1.44	$0.95		52%

Adjusted EBITDA	$296,465	$221,089		34%
Adjusted EBITDA margin	24.4%	21.9%		250 bps

Net cash provided by operating activities	$163,900	$76,050		$87,850
Capital expenditures	$57,918	$36,654		$21,264
* Twelve months ended Dec. 31, 2017 includes a $49.3 million net tax benefit related to U.S. tax reform, and lower interest prior to Apergy’s spin-off into a separate public company.

	Twelve Months Ended
(dollars in thousands)	Dec. 31, 2018	Dec. 31, 2017	Variance
Production & Automation Technologies
Revenue	$931,081	$782,813	19%
Operating profit	$75,918	$26,890	182%
Operating profit margin	8.2%	3.4%	480 bps
Adjusted segment EBITDA	$195,497	$144,488	35%
Adjusted segment EBITDA margin	21.0%	18.5%	250 bps

Drilling Technologies
Revenue	$285,565	$227,653	25%
Operating profit	$98,620	$74,317	33%
Operating profit margin	34.5%	32.6%	190 bps
Adjusted segment EBITDA	$109,657	$86,267	27%
Adjusted segment EBITDA margin	38.4%	37.9%	50 bps

Other Business Highlights

•	Apergy was recognized as the leader in total customer satisfaction in oilfield products for 2018-19 in a survey conducted by EnergyPoint Research, an independent customer satisfaction research firm

•	Awarded a large multi-year tender for progressive cavity pump solutions in Latin America

•	Fifty-five patents were issued to Drilling Technologies in 2018, thirteen were issued in the fourth quarter of 2018

•	Currently expanding diamond bearings manufacturing capacity to meet robust demand

•	Launched SmartenTM rod lift controller retrofit kit targeting an upgrade opportunity for over 10,000 existing well controllers

•	Released Spotlight for high speed engines, expanding our compressor monitoring footprint to the adjacent engine monitoring market

•	Completed spin-off transition and exited all services agreements with Dover Corporation

Conference Call Details

Apergy Corporation will host a conference call on Tuesday, February 19, 2019, to discuss its fourth quarter and full year 2018 financial results. The call will begin at 10:00 a.m. Eastern Time. Presentation materials that supplement the conference call are available on Apergy’s website at www.investors.apergy.com.

To listen to the call via a live webcast, please visit Apergy’s website at www.apergy.com. The call will also be available by dialing 1-888-424-8151 in the United States and Canada or 1-847-585-4422 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference Apergy conference call number 8776 832.

A replay of the conference call will be available on Apergy’s website. Also, a replay may be accessed by dialing 1-888-843-7419 in the United States and Canada, or 1-630-652-3042 for international calls. The access code is 8776 832#.

###

Basis of Presentation

For periods prior to May 9, 2018 (the “Separation”), our results of operations, financial position and cash flows are derived from the consolidated financial statements and accounting records of Dover Corporation (“Dover”) and reflect the combined historical results of operations, financial position and cash flows of certain Dover entities conducting its upstream oil and gas energy business within Dover’s Energy segment, including an allocated portion of Dover’s corporate costs. Our financial statements have been presented as if such businesses had been combined for all periods prior to the Separation. These pre-Separation combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone public company during the periods presented prior to the Separation and consequently may not reflect our results of operations, financial position and cash flows had we been a stand-alone public company during the periods presented prior to the Separation. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Apergy.

About Non-GAAP Measures

This release presents information about Apergy’s adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to Apergy, and adjusted diluted earnings per share attributable to Apergy, which are non-GAAP financial measures made available as a supplement, and not an alternative, to the results provided in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Reconciliations of GAAP to Non-GAAP Financial Measures included in the accompanying financial tables for the reconciliation of each non-GAAP financial measure to its most directly comparable financial measure in accordance with GAAP.

Adjusted EBITDA and adjusted segment EBITDA are defined as, or as a result of, net income excluding income taxes, interest income and expense, depreciation and amortization expense, separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, and restructuring and other related charges. Adjusted EBITDA margin and adjusted segment EBITDA margin are defined as adjusted EBITDA and adjusted segment EBITDA, respectively, divided by revenue.

Adjusted net income attributable to Apergy and adjusted diluted earnings per share attributable to Apergy are defined as net income attributable to Apergy and earnings per share attributable to Apergy, respectively, excluding separation and supplemental benefit costs associated with the spinoff from Dover Corporation, royalty expense incurred only prior to the spinoff, and restructuring and other related charges.

References to net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share are exclusive of our non-controlling interests.

These non-GAAP financial measures are included to help facilitate comparisons of Apergy’s operating performance across periods by excluding items that do not reflect the core operating results of our businesses. As such, Apergy’s management believes making available non-GAAP financial measures as a supplemental measurement to investors is useful because it allows investors to evaluate Apergy's performance using the same methodology and information used by Apergy management.

About Apergy

Apergy is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy's products provide efficient functioning throughout the lifecycle of a well - from drilling to completion to production. Apergy’s Production & Automation Technologies offerings consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as a full automation and digital offering consisting of equipment and software for Industrial Internet of Things (“IIoT”) solutions for downhole monitoring, wellsite productivity enhancement, and asset integrity management. Apergy’s Drilling Technologies offering provides market leading polycrystalline diamond cutters and bearings that result in cost effective and efficient drilling. To learn more about Apergy, visit our website at http://www.apergy.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, Apergy's market position and growth opportunities.  Forward-looking statements include, but are not limited to, statements related to Apergy’s expectations regarding the performance of the business, financial results, liquidity and capital resources of Apergy, the benefits resulting from Apergy’s separation from Dover Corporation, the effects of competition, and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, risks associated with our spin-off into a separate public company; tax and regulatory matters; and changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of Apergy's businesses. You are encouraged to refer to the documents that Apergy files from time to time with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of Amendment No. 1 to Apergy’s Form 10, filed with the SEC on April 12, 2018, as amended and supplemented, and in Apergy’s other filings with the SEC, for a discussion of these and other risks and uncertainties. Readers are cautioned not to place undue reliance on Apergy’s forward-looking statements. Forward-looking statements speak only as of the day they are made and Apergy undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: David Skipper
david.skipper@apergy.com
713-230-8031

Media Contact: John Breed
john.breed@apergy.com
281-403-5751

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	December 31,
(in thousands, except per share amounts)	2018	2018	2017*	2018*	2017*
Revenue	$311,202	$316,468	$265,195	$1,216,646	$1,010,466
Cost of goods and services	205,931	202,734	189,661	800,347	689,990
Gross profit	105,271	113,734	75,534	416,299	320,476
Selling, general and administrative expense	68,057	69,022	56,198	262,625	218,558
Interest expense, net	10,625	10,584	554	27,440	753
Other expense (income), net	(778)	910	2,449	2,943	10,377
Income before income taxes	27,367	33,218	16,333	123,291	90,788
Provision for (benefit from) income taxes	4,637	7,723	(44,892)	28,796	(21,876)
Net income	22,730	25,495	61,225	94,495	112,664
Net income attributable to noncontrolling interest	159	232	70	454	930
Net income attributable to Apergy	$22,571	$25,263	$61,155	$94,041	$111,734

Earnings per share attributable to Apergy:
Basic	$0.29	$0.33	$0.79	$1.22	$1.44
Diluted	$0.29	$0.33	$0.79	$1.21	$1.43

Weighted-average shares outstanding:
Basic	77,347	77,340	77,340	77,342	77,340
Diluted	77,546	77,569	77,890	77,692	77,890

* Previously reported results in 2017 and 2018 include the impact of certain adjustments primarily related to capital leases and other adjustments which were not material.

APERGY CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	December 31,
(in thousands)	2018	2018	2017*	2018*	2017*
Segment revenue:
Production & Automation Technologies	$235,364	$241,214	$204,206	$931,081	$782,813
Drilling Technologies	75,838	75,254	60,989	285,565	227,653
Total revenue	$311,202	$316,468	$265,195	$1,216,646	$1,010,466

Income before income taxes:
Segment operating profit:
Production & Automation Technologies	$18,646	$24,257	$466	$75,918	$26,890
Drilling Technologies	26,882	26,209	19,250	98,620	74,317
Total segment operating profit	45,528	50,466	19,716	174,538	101,207
Corporate expense and other (1)	7,536	6,664	2,829	23,807	9,666
Interest expense, net	10,625	10,584	554	27,440	753
Income before income taxes	$27,367	$33,218	$16,333	$123,291	$90,788

Bookings:
Production & Automation Technologies	$233,178	$241,729	$196,502	$941,302	$792,798
Book-to-bill ratio (2)	0.99	1.00	0.96	1.01	1.01
Drilling Technologies	$78,005	$75,834	$62,010	$293,473	$232,796
Book-to-bill ratio (2)	1.03	1.01	1.02	1.03	1.02
_______________________

(1)
Corporate expense and other includes costs not directly attributable to our reporting segments such as corporate executive management and other administrative functions, costs related to our separation from Dover Corporation and the results attributable to our noncontrolling interest.

(2)	The book-to-bill ratio compares the dollar value of orders received (bookings) relative to revenue realized during the period.

* Previously reported results in 2017 and 2018 include the impact of certain adjustments primarily related to capital leases and other adjustments which were not material.

APERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	December 31, 2018	December 31, 2017*
Assets
Cash and cash equivalents	$41,832	$23,712
Receivables, net	249,948	201,449
Inventories, net	218,319	201,402
Prepaid expenses and other current assets	20,211	14,912
Total current assets	530,310	441,475

Property, plant and equipment, net	244,328	213,562
Goodwill	904,985	910,088
Intangible assets, net	283,688	338,510
Other non-current assets	8,445	2,980
Total assets	1,971,756	1,906,615

Liabilities
Accounts payable	131,058	98,826
Other current liabilities	70,937	51,664
Total current liabilities	201,995	150,490

Long-term debt	666,108	5,806
Other long-term liabilities	122,126	109,934
Equity
Apergy Corporation stockholders’ equity	979,069	—
Net parent equity in Apergy	—	1,635,636
Noncontrolling interest	2,458	4,749
Total liabilities and equity	$1,971,756	$1,906,615

* Previously reported results in 2017 include the impact of certain adjustments primarily related to capital leases and other adjustments which were not material.

APERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in thousands)	2018*	2017*
Cash provided (required) by operating activities:
Net income	$94,495	$112,664
Depreciation	72,569	59,161
Amortization	51,892	53,701
Receivables	(53,890)	(61,573)
Inventories	(38,708)	(14,015)
Accounts payable	35,185	29,802
Other (1)	2,357	(103,690)
Net cash provided by operating activities	163,900	76,050

Cash provided (required) by investing activities:
Capital expenditures	(57,918)	(36,654)
Other	3,713	(5,295)
Net cash required by investing activities	(54,205)	(41,949)

Cash provided (required) by financing activities:
Issuances of debt, net of debt issuance costs	697,957	—
Repayment of long-term debt	(45,000)	(599)
Distributions to Dover Corporation, net	(736,557)	(31,192)
Other	(7,238)	(4,902)
Net cash required by financing activities	(90,838)	(36,693)

Effect of exchange rate changes on cash and cash equivalents	(737)	277

Net increase (decrease) in cash and cash equivalents	18,120	(2,315)
Cash and cash equivalents at beginning of period	23,712	26,027
Cash and cash equivalents at end of period	$41,832	$23,712
_______________________
(1) Includes $(73.3) million of deferred income taxes for the year ended December 31, 2017, primarily related to U.S. tax reform.

* Previously reported results in 2017 and 2018 include the impact of certain adjustments primarily related to capital leases and other adjustments which were not material.

APERGY CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	December 31,
(in thousands)	2018	2018	2017*	2018*	2017*
Net income attributable to Apergy	$22,571	$25,263	$61,155	$94,041	$111,734
Pre-tax adjustments:
Separation and supplemental benefit costs (1)	5,109	4,403	—	14,649	—
Royalty expense (2)	—	—	2,359	2,277	9,765
Restructuring and other related charges	1,874	(39)	6,900	4,347	6,921
Tax impact of adjustments (3)	(1,658)	(1,036)	(2,796)	(3,308)	(5,067)
Tax impact of U.S. tax reform	—	—	(49,307)	—	(49,307)
Adjusted net income attributable to Apergy	27,896	28,591	18,311	112,006	74,046
Tax impact of adjustments and U.S. tax reform (3)	1,658	1,036	52,103	3,308	54,374
Net income attributable to noncontrolling interest	159	232	70	454	930
Depreciation and amortization	32,784	30,218	30,439	124,461	112,862
Provision for (benefit from) income taxes	4,637	7,723	(44,892)	28,796	(21,876)
Interest expense, net	10,625	10,584	554	27,440	753
Adjusted EBITDA	$77,759	$78,384	$56,585	$296,465	$221,089

Diluted earnings per share attributable to Apergy:
Reported	$0.29	$0.33	$0.79	$1.21	$1.43
Adjusted	$0.36	$0.37	$0.24	$1.44	$0.95
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, which will substantially decrease in 2019, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Patents and other intangible assets related to our business were conveyed by Dover Corporation to Apergy on April 1, 2018. No royalty charges were incurred after March 31, 2018.

(3)
We generally tax effect adjustments using a combined federal and state statutory income tax rate of approximately 24 percent in 2018, and approximately 30 percent for periods prior to 2018. Includes tax expense of $1.7 million during the year ended December 31, 2018, associated with capital gains related to certain reorganizations of our subsidiaries as part of the Separation from Dover Corporation.

* Previously reported results in 2017 and 2018 include the impact of certain adjustments primarily related to capital leases and other adjustments which were not material.

	Three months ended
	December 31, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$235,364	$75,838	$—	$311,202

Operating profit (loss) / income before income taxes, as reported	$18,646	$26,882	$(18,161)	$27,367
Depreciation and amortization	29,949	2,658	177	32,784
Separation and supplemental benefit costs (1)	—	—	5,109	5,109
Restructuring and other related charges	1,874	—	—	1,874
Interest expense, net	—	—	10,625	10,625
Adjusted EBITDA	$50,469	$29,540	$(2,250)	$77,759

Operating profit margin, as reported	7.9%	35.4%		8.8%
Adjusted EBITDA margin	21.4%	39.0%		25.0%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, which will substantially decrease in 2019, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

	Three months ended
	September 30, 2018
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$241,214	$75,254	$—	$316,468

Operating profit (loss) / income before income taxes, as reported	$24,257	$26,209	$(17,248)	$33,218
Depreciation and amortization	27,305	2,717	196	30,218
Separation and supplemental benefit costs (1)	—	—	4,403	4,403
Restructuring and other related charges	(39)	—	—	(39)
Interest expense, net	—	—	10,584	10,584
Adjusted EBITDA	$51,523	$28,926	$(2,065)	$78,384

Operating profit margin, as reported	10.1%	34.8%		10.5%
Adjusted EBITDA margin	21.4%	38.4%		24.8%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, which will substantially decrease in 2019, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

	Three months ended
	December 31, 2017*
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$204,206	$60,989	$—	$265,195

Operating profit (loss) / income before income taxes, as reported	$466	$19,250	$(3,383)	$16,333
Depreciation and amortization	27,437	3,002	—	30,439
Royalty expense (1)	2,359	—	—	2,359
Restructuring and other related charges	6,900	—	—	6,900
Interest expense, net	—	—	554	554
Adjusted EBITDA	$37,162	$22,252	$(2,829)	$56,585

Operating profit margin, as reported	0.2%	31.6%		6.2%
Adjusted EBITDA margin	18.2%	36.5%		21.3%
_______________________

(1)	Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

* Previously reported results include the impact of certain adjustments primarily related to capital leases and other adjustments which were not material.

	Year Ended
	December 31, 2018*
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$931,081	$285,565	$—	$1,216,646

Operating profit (loss) / income before income taxes, as reported	$75,918	$98,620	$(51,247)	$123,291
Depreciation and amortization	112,955	11,037	469	124,461
Separation and supplemental benefit costs (1)	—	—	14,649	14,649
Royalty expense (2)	2,277	—	—	2,277
Restructuring and other related charges	4,347	—	—	4,347
Interest expense, net	—	—	27,440	27,440
Adjusted EBITDA	$195,497	$109,657	$(8,689)	$296,465

Operating profit margin, as reported	8.2%	34.5%		10.1%
Adjusted EBITDA margin	21.0%	38.4%		24.4%
_______________________

(1)
Separation and supplemental benefit costs primarily relate to separation costs, which will substantially decrease in 2019, and to a lesser extent, supplemental benefits costs related to enhanced or supplemental benefits provided to employees no longer participating in Dover Corporation benefit and compensation plans. Supplemental benefit costs are expected to be incurred through the end of 2020.

(2)	Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

	Year Ended
	December 31, 2017*
(in thousands, except percentages)	Production & Automation Technologies	Drilling Technologies	Corporate expense and other	Total
Revenue	$782,813	$227,653	$—	$1,010,466

Operating profit (loss) / income before income taxes, as reported	$26,890	$74,317	$(10,419)	$90,788
Depreciation and amortization	100,912	11,950	—	112,862
Royalty expense (1)	9,765	—	—	9,765
Restructuring and other related charges	6,921	—	—	6,921
Interest expense, net	—	—	753	753
Adjusted EBITDA	$144,488	$86,267	$(9,666)	$221,089

Operating profit margin, as reported	3.4%	32.6%		9.0%
Adjusted EBITDA margin	18.5%	37.9%		21.9%
_______________________
(1) Royalty expense represents charges for the right to use of Dover Corporation patents and other intangible assets.

* Previously reported results include the impact of certain adjustments primarily related to capital leases and other adjustments which were not material.